Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202

Noonan Russo
Emily Poe
212-845-4266

FOR IMMEDIATE RELEASE

Barrier Therapeutics Receives Not Approvable Letter from the FDA for Zimycan™

-Company to Host Conference Call Today at 9:00 AM, Eastern Time-

Princeton, NJ, May 25, 2005–Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced that the U.S. Food & Drug Administration (FDA or Agency) has issued a not approvable letter dated May 24, 2005 for its NDA for Zimycan™ (0.25% miconazole nitrate, 15% zinc oxide, and 81.35% white petrolatum ointment) for the treatment of diaper dermatitis complicated by candidiasis. The FDA action is based on a single deficiency. The Agency said there is insufficient information to characterize the systemic exposure to miconazole in infants. Characterization of systemic exposure to miconazole is a component of the safety evaluation of the product.

The Agency indicated that the percutaneous absorption study that was in the application was not sufficient since the product tested used a different grade of petrolatum than that used in the pivotal clinical studies. Both grades meet the same USP specifications for petrolatum. The percutaneous absorption study in the application concluded that there was minimal systemic absorption of miconazole.

“We are disappointed and surprised by the FDA’s decision; however, Barrier remains dedicated to bringing this product to the market,” stated Geert Cauwenbergh, Ph.D., Chairman and CEO of Barrier Therapeutics. Dr. Cauwenbergh added, “The Company stands fully behind the safety profile of this 0.25% concentration of miconazole. Barrier will continue discussions with the Agency and is looking at all available options. We believe that one option is to conduct a second percutaneous absorption study using the current product.”

About Zimycan
Zimycan for the treatment of diaper dermatitis complicated by candidiasis, contains miconazole nitrate, which directly treats the infection, while zinc oxide and white petrolatum provide a barrier to keep excessive moisture away from the skin. This moisture contributes to the cause of the Candida infection. Diaper dermatitis, commonly known as diaper rash, is one of the most common skin conditions in infants and is observed in approximately one million pediatric outpatient visits each year in the U.S. It is estimated that more than 40% of

Barrier Therapeutics Receives Not Approvable Letter from the FDA on Zimycan™

all diaper dermatitis treated by a physician involves Candida. In the U.S., there currently is no prescription drug approved to treat diaper dermatitis complicated by candidiasis.

About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots” or “liver spots,” and for the broader indication including related hyperpigmented lesions in Canada. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include one for the treatment of diaper dermatitis complicated by candidiasis, which is in registration, and three products, which are in or entering Phase 3 clinical trials for the treatment of seborrheic dermatitis, fungal infections, including vaginal candidiasis and onychomycosis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com.

Conference Call Information
Barrier’s senior management will host a conference call on Wednesday, May 25, 2005 beginning at 9:00 A.M., Eastern Time. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-800-322-0079 (in the United States) or 1-973-409-9258 (internationally). A playback of the call will be available by dialing 1-877-519-4471 (in the United States), or 1-973-341-3080 (internationally) and entering passcode 6110145. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.barriertherapeutics.com. An archived version of the webcast will also be available at the same location.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding a percutaneous absorption study. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the decisions of regulatory authorities general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Annual Report on Form 10K, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

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